 GLOBALSTAR ANNOUNCES THIRD QUARTER 2016 RESULTS

Covington, LA - (November 3, 2016) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the quarter ended September 30, 2016.

Jay Monroe, Chairman and CEO of Globalstar, commented, “Total revenue increased 8% during the third quarter as we continue to grow our subscriber base and improve ARPU. Service revenue, up 12% from the third quarter of 2015, contributed meaningfully to the improvement in our operating margin. Net income decreased from the third quarter of 2015 due to lower non-cash derivative valuation gains, but Adjusted EBITDA improved significantly due to increased service revenue as our costs were down slightly. On the business development front, we were pleased to announce the execution of a strategic partnership with Carmanah Technologies Corporation, whereby Carmanah will design and manufacture a new solar powered M2M satellite product and use our satellite constellation for remote connectivity of Carmanah products. We are pursuing additional opportunities for this type of innovation and believe Globalstar is well positioned to provide reliable connectivity as IoT and satellite technology converge. Finally, we continue to work on our FCC proceeding every day to seek a favorable outcome. As we have previously stated, given the current status of our proceeding and in deference to the Commission’s deliberative process, we will not provide additional comment on that subject at this time."

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2016 increased by $1.9 million, or 8%, from the third quarter of 2015. This increase was driven primarily by higher service revenue resulting from growth in our average subscriber base and increased ARPU. This increase in service revenue was offset partially by a decrease in revenue generated from equipment sales due primarily to fewer core Simplex units being sold during the three months ended September 30, 2016.

Service revenue increased $2.3 million, or 12%, in the third quarter of 2016 compared to the third quarter of 2015. This increase was driven primarily by growth in SPOT and Duplex service revenue, which increased $0.9 million and $1.9 million, respectively. Higher ARPU and average subscribers propelled this growth. The 26% increase in Duplex service revenue from the third quarter of 2015 was driven primarily by a 22% increase in ARPU. Higher ARPU was due primarily to increased revenue from annual, usage-based plans because a greater proportion of our new subscribers select these more valuable plans. These annual, usage-based plans result in higher service revenue recognized in seasonally stronger months. Partially offsetting the increases in SPOT and Duplex service revenue was a slight decrease in Simplex service revenue and a $0.4 million decrease in other service revenue.

Subscriber equipment sales revenue was down $0.4 million, or 11%, from $4.0 million in the third quarter of 2015 to $3.6 million in the third quarter of 2016 due primarily to a $0.4 million decrease in Simplex equipment sales revenue. This decrease was due to a decline in the number of units sold reflecting the downturn in the oil and gas industry, which has negatively impacted our business due to the concentration of Simplex customers who operate in this industry.

Loss from Operations

Loss from operations decreased $1.3 million, or 8%, from $16.1 million in the third quarter of 2015 to $14.8 million in the third quarter of 2016 due primarily to a $1.9 million increase in total revenue (for the reasons discussed above), offset partially by a $0.5 million, or 1%, increase in operating expenses.

Net Income (Loss)

Net income (loss) decreased $26.7 million from net income of $24.1 million in the third quarter of 2015 to net loss of $2.6 million in the third quarter of 2016. The primary reason for this decrease was lower non-cash derivative gains, which decreased $43.2 million due predominantly to changes in certain valuation inputs, including discount rate, stock price volatility and remaining estimated term of the instruments. This decrease was offset partially by higher revenue and changes in non-cash items, including a $7.2 million fluctuation in the gain (loss) on equity issuance and a $6.4 million change in income tax expense (benefit).

Adjusted EBITDA

Adjusted EBITDA increased 48% during the third quarter of 2016 driven primarily by a $2.3 million, or 12%, increase in high margin service revenue, offset partially by a $0.4 million decrease in revenue generated from equipment sales. Operating expenses (excluding EBITDA adjustments) were down slightly over the same period.

CONFERENCE CALL
The Company will conduct an investor conference call on November 3, 2016 at 5:00 p.m. ET to discuss its third quarter 2016 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 43443951.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on November 3, 2016. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4344 3951#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s newest mobile satellite communications network. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2016	2015
Revenue:
Service revenues	$21,952	$19,644
Subscriber equipment sales	3,592	4,034
Total revenue	25,544	23,678
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,373	7,761
Cost of subscriber equipment sales	2,411	2,914
Marketing, general and administrative	10,077	9,675
Depreciation, amortization, and accretion	19,446	19,417
Total operating expenses	40,307	39,767
Loss from operations	(14,763)	(16,089)
Other income (expense):
Gain (loss) on equity issuance	4,272	(2,920)
Interest income and expense, net of amounts capitalized	(8,866)	(9,019)
Derivative gain	10,982	54,194
Other	(505)	(1,953)
Total other income (expense)	5,883	40,302
Income (loss) before income taxes	(8,880)	24,213
Income tax expense (benefit)	(6,303)	115
Net income (loss)	$(2,577)	$24,098

Net income (loss) per common share:
Basic	$—	$0.02
Diluted	—	0.02
Weighted-average shares outstanding:
Basic	1,080,313	1,031,398
Diluted	1,080,313	1,234,551

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2016	2015
Net income (loss)	$(2,577)	$24,098

Interest income and expense, net	8,866	9,019
Derivative gain	(10,982)	(54,194)
Income tax expense (benefit)	(6,303)	115
Depreciation, amortization, and accretion	19,446	19,417
EBITDA	8,450	(1,545)

Non-cash compensation	1,242	662
Foreign exchange and other	505	1,953
(Gain) loss on equity issuance	(4,272)	2,920
Adjusted EBITDA (1)	$5,925	$3,990

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In light of recent SEC guidance on the use of non-GAAP measures, the Company has recast Adjusted EBITDA in current and prior periods.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2016		2015
	Service	Equipment	Service	Equipment
Revenue
Duplex	$9,303	$1,125	$7,409	$1,122
SPOT	9,662	1,436	8,794	1,414
Simplex	2,294	832	2,363	1,265
IGO	238	175	189	272
Other	455	24	889	(39)
	$21,952	$3,592	$19,644	$4,034

Average Subscribers
Duplex	77,485		75,303
SPOT	276,384		258,812
Simplex	298,186		302,460
IGO	39,318		38,725

ARPU (1)
Duplex	$40.02		$32.80
SPOT	11.65		11.33
Simplex	2.56		2.60
IGO	2.02		1.63

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.